EX-99.77J REVALUATION

Exhibit 77(j)(b) – NAV Errors

On February 19, 2010, for the PIA Moderate Duration Bond Fund, fund accounting incorrectly posted a credit default swap transaction as a purchase of buy protection instead of sale protection.  There was a loss of $19.61 to the Fund which was reimbursed by U.S. Bancorp Fund Services.

On May 18, 2010 for the PIA Moderate Duration Bond Fund, fund accounting used the prior day closing price for a credit default swap.  There was a loss of $79.87 to the Fund which was reimbursed by U.S. Bancorp Fund Services.

EX-99.77J REVALUATION

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended November 30, 2010, the PIA Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income	Gain/(Loss)
BBB Bond Fund	$135,556	$(135,556)
MBS Bond Fund	138,155	(138,155)
Moderate Duration Bond Fund	10,211	(10,211)
Short-Term Securities Fund	211,118	(211,118)

The reclassifications have no effect on net assets or net asset value per share.